Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
July 27, 2018	President and CEO
or
Linda K. Butia
Vice President and CAO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2018

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $593 thousand or $0.32 per diluted share, for the three months ended June 30, 2018 as compared to $418 thousand or $0.22 per diluted share for the same period in 2017. The $175 thousand increase in net income during the three months ended June 30, 2018 was primarily attributable to a $211 thousand increase in net interest income, and a $36 thousand decrease in non-interest expense which were partially offset by a $40 thousand increase in income tax expense, a $20 thousand increase in the provision for loan losses and a $12 thousand decrease in non-interest income. The increase in net interest income during the three months ended June 30, 2018 was attributable to a $599 thousand increase in interest income, which was partially offset by a $388 thousand increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances, when compared to the same period in 2017. The increase in interest expense was primarily attributable to higher rates paid on Federal Home Loan Bank (“FHLB”) borrowings and time deposits and higher average balances of FHLB borrowings outstanding during the three months ended June 30, 2018, when compared to the same period in 2017. The decrease in non-interest expense was primarily attributable to decreases in charitable contributions eligible for Pennsylvania tax credits and the reserve for off balance sheet loan commitments when compared to the same period in 2017. The increase in the provision for loan losses was primarily attributable to higher originations of single-family loans during the quarter ended June 30, 2018 and an increase in the Company’s ALLL reserve factor for the single family-permanent loan segment, when compared to the same period in 2017. The decrease in non-interest income was primarily attributable to an increase in other than temporary impairment losses associated with the Company’s legacy private label mortgaged backed securities (PLMBS) portfolio, decreases in service charges on deposit accounts, automated teller machine fee income, and earnings on bank owned life insurance (BOLI) when compared to the same period in 2017. The increase in income tax expense for the quarter ended June 30, 2018 when compared to the same period of 2017 reflects higher levels of taxable income partially offset by the reduced federal income tax rate.

Net income for the twelve months ended June 30, 2018 totaled $2.1 million or $1.16 per diluted share, as compared to $1.6 million or $0.87 per diluted share for the same period in 2017. The $488 thousand increase in net income during the fiscal year ended June 30, 2018 was primarily attributable to a $754 thousand increase in net interest income, a $26 thousand decrease in non-interest expense and an $8 thousand decrease in the provision for loan losses which were partially offset by a $280 thousand increase in income tax expense and a $20 thousand decrease in non-interest income. The increase in net interest income during the twelve months ended June 30, 2018 was attributable to a $2.0 million increase in interest income, which was partially offset by a $1.3 million increase in interest expense. The increase in interest income was primarily attributable to higher average yields on the Company’s investment and mortgage-backed securities as well as an increase in average loan balances when compared to the same period in 2017. Also contributing to the increase in interest income for the twelve months ended 2018 were higher average balances and yields attributable to dividends received on FHLB stock. The increase in interest expense was primarily attributable to higher average market rates paid on FHLB borrowings and time deposits which were partially offset by lower average balances of FHLB long-term advances outstanding, during the fiscal year ended June 30, 2018, when compared to the same period in 2017. The decrease in non-interest expense was primarily attributable to lower ATM program expenses. The decrease in the provision for loan losses was primarily attributable to lower originations of single-family loans, which was partially offset by an increase in the Company’s ALLL reserve factor for the single-family permanent loan segment, during the twelve months ended June 30, 2018 compared to the same period of 2017. The decrease in non-interest income was primarily attributable to an increase in other-than-temporary impairment losses on the Company’s legacy PLMBS portfolio, decreases in service charges on deposits and ATM program expense and lower earnings on BOLI which were offset by the absence of losses on trading securities when compared to the same period in 2017. The increase in income tax expense for the twelve months ended June 30, 2018 when compared to the same period in 2017 was primarily attributable to higher levels of taxable income and an additional $133 thousand federal income tax expense due to the write down of the Company’s net deferred tax assets associated with the Tax Cuts and Jobs Act of 2017 which was partially offset by the reduced corporate federal income tax rate effective January 1, 2018.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

# # #

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	June 30, 2018 (Unaudited)	June 30, 2017 (Unaudited)
Total assets	$352,288	$351,609
Cash and Cash Equivalents	2,441	2,272
Certificates of Deposits	350	10,380
Investment securities available-for-sale	128,811	108,449
Investment securities held-to-maturity	6,181	8,678
Mortgage-backed securities held-to-maturity	115,857	129,321
Net loans receivable	84,675	77,455
Deposits	145,023	145,289
FHLB advances: long-term fixed-rate	—	10,000
FHLB advances: long-term variable-rate	—	6,109
FHLB advances: short-term	171,403	155,799
Equity	34,017	33,043
Book value per share – Common Equity	17.27	16.45
Book value per share – Tier I Equity	17.37	16.54
Annualized Return on average assets	0.60%	0.48%
Annualized Return on average equity	6.31%	4.94%
Tier I leverage ratio	9.65%	9.53%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended June 30, (Unaudited)		Twelve Months Ended June 30, (Unaudited)
	2018	2017	2018	2017
Interest income	$2,696	$2,097	$9,670	$7,646
Interest expense	985	597	3,124	1,854
Net interest income	1,711	1,500	6,546	5,792
Provision for loan losses	29	9	50	58
Net interest income after provision for loan losses	1,682	1,491	6,496	5,734
Non-interest income	111	123	470	490
Non-interest expense	957	993	3,713	3,739
Income before income tax expense	836	621	3,253	2,485
Income taxes	243	203	1,128	848

NET INCOME	$593	$418	$2,125	$1,637

EARNINGS PER SHARE:

Basic	$0.32	$0.22	$1.16	$0.87
Diluted	$0.32	$0.22	$1.16	$0.87

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	1,827,870	1,855,313	1,826,893	1,873,790
Diluted	1,827,870	1,855,313	1,827,260	1,873,790